Exbibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

CONTACTS:	Bank Mutual Corporation
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS HIGHER

NET INCOME FOR THE FIRST QUARTER OF 2012

Milwaukee, Wisconsin

April 19, 2012

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $1.2 million or $0.03 per diluted share in the first quarter of 2012 compared to $1.0 million or $0.02 per diluted share in the same quarter of 2011. The improvement in net income was principally due to lower provision for loan losses and higher gains on sales of loans. These developments were partially offset by higher net losses and expenses on foreclosed real estate, higher compensation-related costs, lower gains on sales of investments, and lower net interest income. Bank Mutual Corporation (“Bank Mutual”) also announced that its non-performing loans declined by $16.1 million or 21.5% during the first quarter of 2012.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “Lower interest rates in the first quarter continued to benefit our mortgage banking operations, resulting in substantially higher gains on sales of residential loans.” David A. Baumgarten, President of Bank Mutual, added, “Lower credit-related losses also contributed to the improvement in our earnings. We are pleased that our non-performing loans declined for the fourth straight quarter and are less than half what they were a year ago.” Mr. Baumgarten continued, “We remain cautiously optimistic that improvements in economic and market conditions in our local communities will enable this trend to continue in the near term.”

Bank Mutual’s net interest income decreased by $925,000 or 5.8% during the first quarter of 2012 compared to the same quarter in 2011. This decrease was primarily attributable to a 17 basis point decline in Bank Mutual’s net interest margin, from 2.82% in the first quarter of 2011 to 2.65% in the same quarter of 2012. This decrease was primarily the result of a lower interest rate environment, which reduced the return on Bank Mutual’s earning assets more than the cost of its funding sources.

Bank Mutual’s provision for loan losses was $51,000 in the first quarter of 2012 compared to $3.2 million in the same quarter last year. During the first quarter of 2012 Bank Mutual recorded additional loss provisions of $1.2 million against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. This development was substantially offset by a $568,000 cash recovery related to a large loan relationship that had been charged off in a prior period. In addition, Bank Mutual recorded $334,000 in loss recoveries from two non-performing loans that aggregated $4.0 million that paid off during the period. Finally, Bank Mutual reduced its allowance for loan losses modestly during the quarter to reflect improved credit quality in its loan portfolio, attributable to lower levels of delinquent and classified loans.

During the first quarter of 2011, Bank Mutual recorded a $903,000 loss on a $3.6 million loan relationship and a $569,000 loss on an $8.3 million loan relationship. These loans were principally secured by multi-family buildings. Remaining losses during this period were related to smaller commercial real estate and business loan relationships and, to a lesser extent, consumer and one- to four-family mortgage loans.

Although Bank Mutual’s provision for loan losses was substantially lower in the first quarter of 2012 than it has been in recent quarters, its loan portfolio continues to be impacted by slow economic growth, high unemployment, and low real estate values. These conditions have been particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. Although Bank Mutual’s level of non-performing loans and credit-related losses remain elevated compared to historical levels, Bank Mutual was successful in the first quarter of 2012 at further reducing the overall level of delinquent, non-performing, and classified loans, as described later in this release. These favorable developments contributed to a lower level of provision for loan loss in the first quarter of 2012 relative to recent periods. However, management cannot provide any assurance that this trend will continue.

Service charges on deposits increased by $91,000 or 6.2% during the three months ended March 31, 2012, compared to the same quarter in 2011. Management attributes these improvements to an increase in Bank Mutual’s average core deposit accounts, consisting of checking, savings, and money market accounts, which increased by $63.8 million or 7.1% during the three months ended March 31, 2012, compared to the same period in 2011. In addition, enhancements in recent periods to Bank Mutual’s commercial deposit products and services resulted in increased fee revenue during the quarter, particularly related to treasury management services.

Net loan-related fees and servicing revenue was $137,000 during the three months ended March 31, 2012, compared to $251,000 in the same period of the previous year. The following table presents the components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended March 31
	2012	2011
	(Dollars in thousands)
Gross servicing fees	$693	$681
Mortgage servicing rights amortization	(1,043)	(516)
Mortgage servicing rights valuation (loss) recovery	321	6
Loan servicing revenue, net	(29)	171
Other loan fee income	166	80
Loan-related fees and servicing revenue, net	$137	$251

Amortization of mortgage servicing rights (“MSRs”) increased in the first quarter of 2012 compared to the first quarter of 2011 due to lower market interest rates for one- to four-family mortgage loans, which resulted in increased loan prepayments and faster amortization of the MSRs relative to the 2011 period. Net loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Although market interest rates were lower for most of the first quarter, such rates increased near the end of the quarter. This increase resulted in lower prepayment expectations as of March 31, 2012, which resulted in a $321,000 decrease in the valuation allowance as of the end of the quarter. As of March 31, 2012, Bank Mutual had a valuation allowance of $547,000 against MSRs with a gross book value of $8.6 million. As of the same date Bank Mutual serviced $1.1 billion in loans for third-party investors compared to a similar amount one year ago.

Gains on sales of loans were $2.9 million in the first quarter of 2012 compared to $596,000 in the same quarter last year. Bank Mutual typically sells most fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three months ended March 31, 2012, sales of these loans were $123.0 million compared to $57.6 million during the same period in the previous year. Management attributes this increase to lower market interest rates for fixed-rate, one- to four-family mortgage loans, which encouraged borrowers to refinance higher-rate loans into lower-rate loans during the period. Although interest rates remain relatively low, management is not certain that gains on sales of loans can be sustained at the level experienced in the first quarter for the remainder of 2012 or at levels comparable to the prior year.

Bank Mutual recorded $1.1 million in net gains on sales of investments in the first quarter of 2011. In that period Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods. Bank Mutual did not sell any investments during the first quarter of 2012.

Other non-interest income was $1.6 million and $1.2 million during the three months ended March 31, 2012 and 2011, respectively. The increase in the 2012 period was due primarily to an increase in the fair value of assets held in trust for certain non-qualifying employee benefit plans, due to the effects of lower interest rates and improved equity markets.

Compensation-related expenses increased by $1.2 million or 12.5% in the first quarter of 2012 compared to the same quarter in 2011. This increase was due primarily to the hiring of additional commercial relationship managers and other key personnel in in recent periods, as well as normal annual merit increases. Also contributing was an increase in expenses related to stock-based compensation, certain non-qualifying employee benefit plans, and the defined-benefit pension plan. The latter development was principally caused by a decline in the interest rate used to determine the present value of the pension obligation.

Federal deposit insurance premiums declined by $191,000 or 18.7% during the first three months of 2012 compared to the same period in 2011. In the second quarter of 2011 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed the deposit insurance assessment base from an insured institution’s domestic deposits (minus certain allowable exclusions) to an insured institution’s average consolidated assets (minus average tangible equity and certain other adjustments). This rule change resulted in lower FDIC deposit insurance costs for Bank Mutual.

Advertising and marketing-related expenses increased by $354,000 or over 140% during the three months ended March 31, 2012, compared to the same period in the prior year. This increase was caused by increased television advertising during the first quarter of the year. Management does not expect advertising and marketing-related expenses during the remaining quarters of 2012 to be as high as they were in the first quarter, although this will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed real estate were $2.8 million during the first quarter of 2012 compared to $1.0 million in the same quarter of last year. In recent periods Bank Mutual has experienced elevated losses and expenses on foreclosed real estate due to low real estate values and slow economic growth. If these conditions persist, management expects that future losses and expenses on foreclosed real estate will remain elevated in the near term.

Other non-interest expense increased by $423,000 or 18.0% during the three months ended March 31, 2012, compared to the same period in 2011. These increases were primarily the result of legal, consulting, and accounting fees related to loan workout efforts and related professional services.

Income tax expense was $462,000 and $361,000 during the three months ended March 31, 2012 and 2011, respectively. Bank Mutual’s effective tax rates (“ETR”) during these periods was 28.9% and 26.0%, respectively. These ETRs are lower than typical for Bank Mutual because non-taxable revenue, such as earnings from bank-owned life insurance (“BOLI”), comprised a substantial portion of pre-tax earnings during these periods.

Bank Mutual’s total assets increased by $111.7 million or 4.5% during the three months ended March 31, 2012. During the first quarter of 2012 Bank Mutual purchased $150.8 million in held-to-maturity securities. These purchases consisted of mortgage-related securities issued and guaranteed by the Federal National Mortgage Association (“Fannie Mae”) and backed by multi-family residential loans. Bank Mutual funded the purchase of these securities with term advances from the FHLB of Chicago, $30.0 million of which was drawn in March and the remainder of which was not drawn until April. The securities have a weighted-average life of 7.6 years and yield of 2.30%. The securities also have call protection in the form of yield-maintenance fees that discourage early prepayment of the underlying loans. The term advances have a weighted-average life of 5.4 years and a cost of 1.45%. The purpose of this transaction was to supplement growth in Bank Mutual’s earning assets. Bank Mutual classified these securities as held-to-maturity because it has the ability and intent to hold them until they mature.

During the three months ended March 31, 2012, loans receivable decreased by $14.3 million or 1.1%. This decrease was caused by loan repayments and foreclosures that exceeded originations during the period. Despite the decrease in Bank Mutual’s loan portfolio, total loans originated for portfolio increased by $18.6 million or 25.9% in the first quarter of 2012 compared to the same quarter in 2011. A substantial portion of this increase came from an increase in the origination of multi-family mortgage loans. Management has noted increased demand for these types of loans in recent periods, which is most likely a response to a general decline in the level of home ownership in recent periods. In addition, consumer loan originations, which consisted principally of home equity lines of credit, increased during the quarter due to more competitive pricing and increased marketing efforts for these types of loans.

Originations of commercial business loans also increased by $1.4 million or 11.5% during the first quarter of 2012 compared to the same quarter in 2011. Management attributes this increase to recent efforts to improve Bank Mutual’s share of the mid-tier commercial banking market (defined as business entities with sales revenues of $5 to $100 million), which was a new market segment for Bank Mutual in 2011. In the past year-and-a-half Bank Mutual has added experienced leaders to its senior management team and hired a number of commercial relationship managers experienced in managing and selling financial services to the mid-tier commercial banking market. In the near term Bank Mutual expects to add additional professionals capable of serving this market segment, although there can be no assurances as to the extent or timing of such staff additions or the impact on operating results.

During the first quarter of 2012 Bank Mutual’s investment in the common stock of the FHLB of Chicago, which is included as a component of other assets, declined from $46.1 million at December 31, 2011, to $27.7 million at March 31, 2012. The FHLB of Chicago redeemed $18.4 million of excess common stock held by Bank Mutual in accordance with a redemption plan it announced in December 2011. Under this plan, the FHLB of Chicago has stated that it intends to redeem additional excess common stock in quarterly increments through the end of 2013. However, the amount and timing of these redemptions, if any, depend on many factors outside the control of Bank Mutual or the FHLB of Chicago. As of March 31, 2012, Bank Mutual owned approximately $12.5 million more in FHLB of Chicago common stock than it would otherwise be required to own under minimum guidelines established by the FHLB of Chicago.

Bank Mutual’s deposit liabilities increased by $11.3 million or 0.6% during the three months ended March 31, 2012. Core deposits, consisting of checking, savings and money market accounts, increased by $26.5 million or 2.7% during the period while certificates of deposits declined by $15.2 million or 1.5%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control is overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods.

Other liabilities increased by $57.7 million or 114% during the three months ended March 31, 2012. This increase was principally caused by amounts due to securities brokers for mortgage-related securities purchased in March that were not delivered until April.

Shareholders’ equity increased from $265.8 million at December 31, 2011, to $268.9 million at March 31, 2012. This increase was caused by net income during the period, as well as lower accumulated other comprehensive loss due to an increase in the fair value of available-for-sale securities. These developments were partially offset by the payment of a regular cash dividend to shareholders of $0.01 per share during the quarter. The book value per share of Bank Mutual’s common stock was $5.80 at March 31, 2012, compared to $5.75 at December 31, 2011.

Bank Mutual’s ratio of shareholders’ equity to total assets was 10.30% at March 31, 2012, compared to 10.64% at December 31, 2011. The decline in this ratio was caused by growth in Bank Mutual’s total assets, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2011 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.34% and a Tier 1 capital ratio of 9.59%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Bank Mutual’s capital measures remain strong as of March 31, 2012. However, federal banking regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, in 2010 Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") which will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other requirements imposed by regulators (including the existing memoranda of understanding Bank Mutual has with its regulators), may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.

Bank Mutual’s non-performing loans declined by $16.1 million or 21.5% during the three months ended March 31, 2012. Non-performing assets, which include non-performing loans, declined by $18.7 million or 18.7 % during this same period. Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, declined by $19.4 million or 12.5% during the three months ended March 31, 2012. Despite these declines during the quarter, Bank Mutual’s relatively high level of non-performing loans and assets, as well as classified loans, is due to slow economic growth, low real estate values, and high unemployment, which has resulted in increased stress on borrowers and higher loan delinquencies. As of March 31, 2012, non-performing loans included $23.8 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment. The decline in Bank Mutual’s non-performing and classified loans during the three months ended March 31, 2012, was due to loans that were paid off or upgraded during the period, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period. Management believes non-performing loans and assets may continue to trend lower in the near-term. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing loans and assets will trend lower in future periods or that its provision for loan losses will not increase or otherwise continue to be volatile.

Bank Mutual’s allowance for loan losses was $25.2 million or 1.93% of loans receivable at March 31, 2012, compared to $27.9 million or 2.12% at December 31, 2011. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 42.8% at March 31, 2012, compared to 37.2% at December 31, 2011. The decrease in the allowance was principally due to $2.7 million in net charge-offs during the period. Additions to the allowance for loan losses during the period, which consisted of $1.2 million in provision for loan losses, were substantially offset by loan loss recoveries, as previously described. In addition, Bank Mutual reduced its allowance for loan losses modestly during the quarter to reflect improved credit quality in its loan portfolio, attributable to lower levels of delinquent and classified loans, as previously described.

Management believes the allowance for loan losses at March 31, 2012, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions or use of verbs in the future tense any discussions of periods after the date on which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act and the transfer of regulatory authority from the Office of Thrift Supervision (“OTS”) to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”); regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effect of the memoranda of understanding with regulators; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential adverse publicity relating to any such action or other developments affecting Bank Mutual or its subsidiary bank; potential changes in Fannie Mae and/or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2011 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	March 31	December 31
	2012	2011
ASSETS
Cash and due from banks	$31,438	$52,306
Interest-earning deposits	90,273	68,629
Cash and cash equivalents	121,711	120,935
Mortgage-related securities available-for-sale, at fair value	776,838	781,770
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $149,694 in 2012)	150,764	-
Loans held-for-sale, net	22,877	19,192
Loans receivable (net of allowance for loan losses of $25,241 in 2012 and $27,928 in 2011)	1,305,366	1,319,636
Foreclosed properties and repossessed assets	22,176	24,724
Mortgage servicing rights, net	8,039	7,401
Other assets	202,414	224,826

Total assets	$2,610,185	$2,498,484

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,032,946	$2,021,663
Borrowings	182,786	153,091
Advance payments by borrowers for taxes and insurance	13,094	3,192
Other liabilities	109,573	51,842
Total liabilities	2,338,399	2,229,788
Equity:
Preferred stock - $0.01 par value:
Authorized – 20,000,000 shares in 2012 and 2011
Issued and outstanding - none in 2012 and 2011	-	-
Common stock – $0.01 par value:
Authorized – 200,000,000 shares in 2012 and 2011
Issued - 78,783,849 shares in 2012 and 2011
Outstanding – 46,326,484 shares in 2012 and 46,228,984 in 2011	788	788
Additional paid-in capital	489,082	490,159
Retained earnings	141,485	140,793
Accumulated other comprehensive loss	(3,069)	(5,379)
Treasury stock – 32,457,365 shares in 2012 and 32,554,865 in 2011	(359,409)	(360,590)
Total shareholders' equity	268,877	265,771
Non-controlling interest in real estate partnership	2,909	2,925
Total equity including non-controlling interest	271,786	268,696

Total liabilities and equity	$2,610,185	$2,498,484

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended March 31
	2012	2011
Interest income:
Loans	$16,423	$17,873
Investment securities	12	1,344
Mortgage-related securities	4,301	3,795
Interest-earning deposits	41	51
Total interest income	20,777	23,063
Interest expense:
Deposits	4,055	5,469
Borrowings	1,823	1,770
Advance payment by borrowers for taxes and insurance	1	1
Total interest expense	5,879	7,240
Net interest income	14,898	15,823
Provision for loan losses	51	3,180
Net interest income after provision for loan losses	14,847	12,643
Non-interest income:
Service charges on deposits	1,559	1,468
Brokerage and insurance commissions	581	614
Loan-related fees and servicing revenue, net	137	251
Gain on loan sales activities, net	2,904	596
Gain on sales of investments, net	-	1,113
Increase in cash surrender value of life insurance	527	545
Other non-interest income	1,563	1,208
Total non-interest income	7,271	5,795
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,575	9,399
Occupancy and equipment	2,954	2,998
Federal insurance premiums	831	1,022
Advertising and marketing	599	245
Losses and expenses on foreclosed real estate, net	2,779	1,030
Other non-interest expense	2,779	2,356
Total non-interest expense	20,517	17,050
Income before income tax expense	1,601	1,388
Income tax expense	462	361
Net income before non-controlling interest	1,139	1,027
Net loss attributable to non-controlling interest	16	13
Net income	$1,155	$1,040

Per share data:
Earnings per share-basic	$0.03	$0.02
Earnings per share-diluted	$0.03	$0.02
Cash dividends paid	$0.01	$0.03

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended March 31
Loan Originations and Sales	2012	2011
Mortgage loans originated for portfolio:
One- to four-family	$22,578	$21,058
Multi-family	21,095	5,564
Commercial real estate	6,021	9,014
Construction and development	2,187	7,292
Total mortgage loans	51,881	42,928
Consumer loan originations	25,056	16,821
Commercial business loan originations	13,467	12,078
Total loans originated for portfolio	$90,404	$71,827

Mortgage loans originated for sale	$126,898	$22,847

Mortgage loan sales	$123,036	$57,615

	March 31	December 31
Loan Portfolio Analysis	2012	2011
Mortgage loans:
One- to four-family	$496,116	$508,503
Multi-family	251,591	247,040
Commercial real estate	215,347	226,195
Construction and development	78,610	82,008
Total mortgage loans	1,041,664	1,063,746
Consumer loans	237,436	238,454
Commercial business loans	87,596	87,715
Total loans receivable	1,366,696	1,389,915
Allowance for loan losses	(25,241)	(27,928)
Undisbursed loan proceeds and deferred fees and costs	(36,089)	(42,351)
Total loans receivable, net	$1,305,366	$1,319,636

Loans serviced for others	$1,111,176	$1,102,126

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2012	2011
Non-accrual mortgage loans:
One- to four-family	$13,124	$14,868
Multi-family	20,061	22,905
Commercial real estate	14,121	23,997
Construction and development loans	8,196	9,368
Total non-accrual mortgage loans	55,502	71,138
Non-accrual consumer loans:
Secured by real estate	1,299	1,457
Other consumer loans	186	207
Total non-accrual consumer loans	1,485	1,664
Non-accrual commercial business loans	1,467	1,642
Total non-accrual loans	58,454	74,444
Accruing loans delinquent 90 days or more	562	696
Total non-performing loans	59,016	75,140
Foreclosed properties and repossessed assets	22,176	24,724
Total non-performing assets	$81,192	$99,864
Non-performing loans to loans receivable, net	4.52%	5.69%
Non-performing assets to total assets	3.11%	4.00%

	March 31	December 31
Special Mention and Substandard Loans	2012	2011
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$14,219	$16,216
Multi-family	28,975	32,465
Commercial real estate	67,416	79,692
Construction and development	19,921	20,259
Total mortgage loans	130,531	148,632
Consumer loans	1,567	1,695
Commercial business loans	3,700	4,920
Total	$135,798	$155,247

	Three Months Ended March 31
Activity in Allowance for Loan Losses	2012	2011
Balance at the beginning of the period	$27,928	$47,985
Provision for loan losses	51	3,180
Charge-offs:
One- to four-family	(377)	(1,092)
Multi-family	(697)	(2,878)
Commercial real estate	(2,245)	(735)
Construction and development loans	(102)	(2,415)
Consumer loans	(278)	(228)
Commercial business loans	(10)	(302)
Total charge-offs	(3,709)	(7,650)
Total recoveries	971	11
Net charge-offs	(2,738)	(7,639)
Balance at the end of the period	$25,241	$43,526
Net charge-offs to average loans, annualized	0.80%	2.24%

	March 31	December 31
Allowance Ratios	2012	2011
Allowance for loan losses to non-performing loans	42.77%	37.17%
Allowance for loan losses to total loans	1.93%	2.12%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2012	2011
Non-interest-bearing checking	$125,135	$112,211
Interest-bearing checking	236,413	229,990
Savings accounts	217,633	204,263
Money market accounts	425,997	432,248
Certificates of deposit	1,027,768	1,042,951
Total deposit liabilities	$2,032,946	$2,021,663

	Three Months Ended March 31
Selected Operating Ratios	2012	2011
Net interest margin (1)	2.65%	2.82%
Net interest rate spread	2.55%	2.70%
Return on average assets	0.19%	0.16%
Return on average shareholders' equity	1.73%	1.33%
Efficiency ratio (2)	92.55%	83.15%
Non-interest expense as a percent of average assets	3.32%	2.68%
Shareholders' equity to total assets at end of period	10.30%	12.36%
Tangible common equity to adjusted total assets at end of period (3)	10.30%	10.50%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income (excluding investment gains) for the periods indicated.
(3)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended March 31
Other Information	2012	2011
Average earning assets	$2,247,456	$2,240,471
Average assets	2,471,027	2,546,352
Average interest bearing liabilities	2,044,280	2,033,942
Average shareholders' equity	267,656	313,404
Average tangible shareholders' equity (5)	267,656	260,834
Weighted average number of shares outstanding:
As used in basic earnings per share	46,185,868	45,736,419
As used in diluted earnings per share	46,192,564	45,863,051

(5)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	March 31	December 31
	2012	2011
Number of shares outstanding (net of treasury shares)	46,326,484	46,228,984
Book value per share	$5.80	$5.75

	March 31	December 31
Weighted Average Net Interest Rate Spread	2012	2011
Yield on loans	4.77%	5.01%
Yield on investments	2.34%	2.39%
Combined yield on loans and investments	3.76%	4.03%
Cost of deposits	0.79%	0.83%
Cost of borrowings	4.18%	4.75%
Total cost of funds	1.07%	1.11%
Interest rate spread	2.69%	2.92%

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